Exhibit 99.1
NEWS RELEASE
Contact:
Christopher Poulton
EVP Corporate Development
christopher.poulton@doralfinancial.com
787 474 4544
December 18, 2007
For immediate release
Doral Financial Corporation Announces the Appointment of a
New Independent Member to Its Board of Directors
San Juan, Puerto Rico- December 18, 2007 — Doral Financial Corporation (NYSE: DRL) a diversified financial services company (the “Company”), announced today that Kevin Twomey has been appointed as a member to its Board of Directors. This new appointment is in addition to the current nine members of the Board of the Company and follows the recent appointments of Mr. James E. Gilleran and Mr. Ramesh Shah.
Kevin M. Twomey is the former President and Chief Operating Officer of The St. Joe Company, a Florida-based real estate operating company.  Mr. Twomey has significant banking experience, most recently as Vice Chairman of the Board and Chief Financial Officer of H. F. Ahmanson and Company. He also served as Chief Financial Officer of First Gibraltar Bank in Dallas, of the bank subsidiaries of MCorp, and of Southwest Bancshares.  Mr. Twomey currently serves as Director and Chairman of the Audit and Compensation Committee of PartnerRe (NYSE:PRE) and of the privately held Real Mortgage Systems. He was previously a Director of Intergraph (NASDAQ: INGR) and Novelis (NYSE:NVL). Mr. Twomey earned a MBA from Duke University, a Master of Systems Administration from George Washington University and a BA from the University of Virginia.
“We are delighted that someone of Kevin’s stature and experience has joined Doral’s world-class roster of Directors. With his significant experience as CFO at various highly regarded banking institutions, Kevin brings with him a wealth of knowledge that will further enhance the governance of our company”, said Glen Wakeman, President & CEO of Doral Financial Corporation.
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